Exhibit 99.2

INKTOMI CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,

	2002	2001
	(Unaudited) (In thousands, except per share amounts)

Revenues
Web search services	$9,975	$10,628
Licenses	1,810	17,440
Maintenance services	1,720	2,418
Other services	350	2,564
Total revenues	13,855	33,050
Cost of Revenues
Web search services	2,881	4,277
Licenses	585	329
Maintenance services	477	1,118
Other services	368	2,041
Total cost of revenues	4,311	7,765
Gross Profit	9,544	25,285
Operating expenses
Sales and marketing	2,943	17,988
Research and development	5,087	12,925
General and administrative	3,127	5,182
Amortization of goodwill and other intangibles	—	539
Restructuring	18,854	2,638
Impairment of fixed assets and loss on asset sale	5,358	1,300
Impairment of goodwill and other intangibles	—	1,750
Total operating expenses	35,369	42,322
Operating loss	(25,825)	(17,037)
Other income, net	1,413	3,363
Loss before income tax provision	(24,412)	(13,674)
Income tax provision	(27)	(189)
Net loss from continuing operations	(24,439)	(13,863)
Discontinued Operations
Income (Loss) from discontinued operations net of tax effect (Including gain on disposal of $12,396 for the three months ended December 31, 2002)	7,487	(15,578)
Net Loss	$(16,952)	$(29,441)
Earnings per share
Basic and diluted net loss per share
Net loss per share from continuing operations	$(0.15)	$(0.10)
Net income (loss) from discontinued operations	0.05	(0.12)
Net Loss	$(0.10)	$(0.22)
Weighted average shares outstanding
Shares used in calculating basic and diluted net loss per share	162,284	136,660

The accompanying notes are an integral part of these condensed consolidated financial statements.

INKTOMI CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2002	September 30, 2002
	(Unaudited)
	(In thousands, except per share amounts)
Assets
Current assets
Cash and cash equivalents	$44,365	$17,292
Short-term investments	14,695	28,115
Total cash and cash equivalents and short-term investments	59,060	45,407
Accounts receivable, net	3,301	10,864
Prepaid expenses and other current assets	3,715	5,533
Total current assets	66,076	61,804
Investments in equity securities	551	331
Property and equipment, net	15,642	62,536
Goodwill, net	—	8,207
Other intangibles, net	—	1,821
Other assets	3,643	4,708
Loans to related parties	5,895	5,809
Total assets	$91,807	$145,216

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,423	$10,021
Accrued liabilities	29,025	30,180
Deferred revenue	15,160	26,767
Current portion of notes payable	2,373	30,003
Current portion of capital lease obligations	1,014	1,210
Total current liabilities	49,995	98,181
Capital lease obligations, less current portion	—	216
Other liabilities	10,927	185
Total liabilities	60,922	98,582
Commitments and contingencies (Note 6)
Stockholders’ equity
Common Stock, $0.001 par value; 1,500,000 authorized at December 31, 2002 and September 30, 2002, respectively; 162,891 and 162,109 outstanding at December 31, 2002 and September 30, 2002, respectively	163	162
Additional paid-in capital	951,814	952,602
Deferred compensation and other	(460)	(2,039)
Accumulated other comprehensive loss	(865)	(1,276)
Accumulated deficit	(919,767)	(902,815)
Total stockholders’ equity	30,885	46,634
Total liabilities and stockholders’ equity	$91,807	$145,216

The accompanying notes are an integral part of these condensed consolidated financial statements.

INKTOMI CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Month Ended December 31,
	2002	2001
	(Unaudited)
	(In thousands)
Cash flows from operating activities from continuing operations
Net loss from continuing operations	$(24,439)	$(13,863)
Adjustments to reconcile net loss to net cash used in operating activities:
Non cash portion of restructuring charge	16,320	215
Amortization of intangibles and other assets	—	539
Depreciation	2,445	6,866
Stock based compensation	136	1,978
Impairment of intangibles and other assets	—	1,750
Loss on sale of building	3,441	—
Impairment of property and equipment	1,917	1,300
Provision for doubtful accounts	201	710
Changes in assets and liabilities:
Accounts receivable	4,608	95
Prepaid expenses and other assets	2,193	3,712
Accounts payable	(8,172)	(3,918)
Accrued liabilities and other	(6,569)	(14,832)
Deferred revenue	(7,019)	(3,704)
Net cash used in operating activities from continuing operations	(14,938)	(19,152)
Cash flows from investing activities from continuing operations
Purchases of property and equipment	(2,742)	(499)
Purchases of short-term investments	(43,314)	(90,752)
Proceeds from sales and maturities of short-term investments	56,749	50,852
Purchases of investments in equity securities	—	(500)
Proceeds from sale of building	41,596	—
Proceeds from sales of investments in equity securities	—	498
Loans to related parties	(87)	(4,700)
Payments received on loans to related parties	—	2,700
Net cash provided from (used in) investing activities from continuing operations	52,202	(42,401)
Cash flows from financing activities from continuing operations
Payments on notes payable	(27,630)	(1,106)
Payments on obligations under capital leases	(412)	(177)
Proceeds from issuance of common stock, net of issuance costs	—	52,839
Proceeds from exercises of stock options and warrants	656	7,975
Net cash provided from (used in) financing activities from continuing operations	(27,386)	59,531
Net Cash flow provided from discontinued operations	17,183	1,716
Effect of exchange rates on cash and cash equivalents	12	(86)
Increase (decrease) in cash and cash equivalents	27,073	(392)
Cash and cash equivalents at beginning of period	17,292	18,518
Cash and cash equivalents at end of period	$44,365	$18,126

The accompanying notes are an integral part of these condensed consolidated financial statements.

INKTOMI CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1. The Company and Basis of Presentation

                Inktomi Corporation (“Inktomi” or the “Company”) was incorporated in California in February 1996 and reincorporated in Delaware in February 1998. Inktomi provides World Wide Web search services for Internet portal and search destination sites. Inktomi Web search provides a customizable, private label solution that offers portals and destination sites the ability to serve relevant search results. Inktomi Web search, through its paid inclusion services, provides content publishers greater access to end users through portal and destination site customers of our search engine services.

                We have prepared the condensed consolidated financial statements included herein pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the condensed consolidated financial statements reflect all adjustments that are necessary for the fair presentation of results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto included in our annual report on Form 10-K for the year ended September 30, 2002 filed with the SEC on December 30, 2002.

                On December 17, 2002, we consummated the divestiture of our Enterprise Search division to Verity Inc. in a transaction accounted for as a sale of assets. The Enterprise Search division is accounted for as a discontinued operation and therefore, the results of operations and cash flows have been reclassified from the Company’s results of and cash flow from continuing operations for all periods presented in this document.

                The accompanying condensed consolidated financial statements include the accounts of Inktomi Corporation and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated. Certain prior period balances have been reclassified to conform to the current period presentation.

                On December 22, 2002, we entered into a definitive merger agreement with Yahoo! Inc. Under the agreement, a newly incorporated wholly-owned subsidiary of Yahoo! will merge with and into Inktomi, with Inktomi remaining as the surviving legal entity and a wholly-owned subsidiary of Yahoo! Under the terms of the merger agreement, upon completion of the merger, Yahoo! will pay to Inktomi’s stockholders $1.65 per share for each share of Inktomi common stock outstanding and will assume any outstanding options to purchase Inktomi common stock.

                The merger is subject to a number of conditions including, among other things, approval of Inktomi’s stockholders and regulatory approvals and clearances, including under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. On February 10, 2003, the required waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, expired. We currently expect the merger to be completed in the quarter ending March 31, 2003. There can be no assurance that the merger will be consummated. In the event that the proposed merger fails to close, under certain circumstances we will be required to pay Yahoo! a termination fee of $11.2 million.

Note 2. Discontinued Operations

                On December 17, 2002, we completed the sale of our Enterprise Search division to Verity, Inc. (“Verity’’). In consideration for the sale, Verity agreed to pay $25.0 million in cash subject to certain adjustments, and assumed certain of our obligations under existing enterprise search business contracts, including customer support obligations. The transaction was structured as an asset sale. The gain on the sale was $12.4 million. Verity acquired from us the assets relating to our enterprise search software business, which includes basic search, categorization and content refinement capabilities, as well as our XML technology assets. Of the total consideration payable by Verity, $22.0 million has been paid. $3.0 million plus interest will be paid to us 18 months following the closing of the sale, subject to reduction for any indemnification claims made by Verity during such 18 month period. The $3.0 million in contingent consideration has been excluded from the computation of the gain on the transaction. The gain on the sale is recorded in Income from Discontinued Operations in the Consolidated Statement of Operations.

                The Enterprise Search division is accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standard (SFAS) No. 144 Accounting for the Impairment or Disposal of Long-lived Assets and therefore, the results of operations and cash flows have been reclassified from the Company’s results of and cash flow from continuing operations for all periods presented in this document. The Enterprise Search division was part of the Company’s Software Products reporting segment. The results of operations for the Enterprise Search division have been excluded from the Segment information footnote (see Note 11).

                Summarized selected financial information for the discontinued operations is as follows:

	For the Three Months Ended December 31,
	2002	2001
Revenue	$3,640	$5,934
Gross Profit	3,081	4,775
Operating Expenses	7,990	20,343
Net loss before income tax provision	(4,909)	(15,568)
Income tax provision	—	(10)
Net loss from discontinued operations	(4,909)	(15,578)
Gain on disposal	12,396	—
Income (loss) from discontinued operations	$7,487	$(15,578)

                The gain on disposal is calculated as follows:

Proceeds from disposal	$22,000
Net assets and liabilities disposed:
Accounts receivable, net	(2,445)
Prepaid expenses and other current assets	(649)
Property and equipment, net	(237)
Goodwill and other intangibles, net	(9,896)
Deferred revenue	5,623
Disposal costs	(2,000)
Gain on disposal	$12,396

                Verity did not assume outstanding accrued liabilities as part of the transaction. As of December 31, 2002, approximately $0.2 million of accrued liabilities related to operating expenses of and disposal cost for the Enterprise Search division.

                Cash flow provided by discontinued operations were $17.2 million and $1.7 million for the quarter ended December 31, 2002 and 2001, respectively, and is calculated as follows:

	For the Three Months Ended December 31,
	2002	2001
Net loss from discontinued operations	$(4,909)	$(15,578)
Amortization	132	16,170
Change in assets and liabilities	(40)	1,124
Net cash provided from (used in) operating activities from discontinued operations	(4,817)	1,716
Proceeds from disposal	22,000	—
Net cash flow provided from discontinued operations	$17,183	$1,716

                In October and November 2002, we announced certain restructuring actions related to our discontinued Enterprise Search division. The Company recorded a charge of $3.7 million, net of tax, in discontinued operations associated with these restructurings in the three months ended December 31, 2002.

Note 3. Restructurings

Fiscal 2003 First Quarter Restructuring

                For the quarter ended December 31, 2002, we accrued $18.9 million for restructuring charges from continuing operations and $3.7 million from discontinued operations. At December 31, 2002, $17.8 million for restructuring remained outstanding as an accrued liability on our balance sheet of which $10.9 million is included in long-term liabilities.

                In October 2002, in light of continuing economic slowdown, we announced and substantially completed a restructuring and workforce reduction of 24 employees from continuing operations to reduce our operating expenses to adjust to lower revenue levels. 61 employees from discontinued operations were also part of the workforce reduction. Headcount in all functional areas was affected by the reduction.

                In November 2002, in connection with the sale of our Enterprise Search division, we announced a workforce reduction of 23 employees from continuing operations. 35 employees from discontinued operations were also part of the workforce reduction. This restructuring was completed in December 2002. Headcount was affected in the areas of corporate and business services as well as our Enterprise Search division.

                As a result of the above restructurings, we incurred a charge of $18.9 million from continuing operations and $3.7 million from discontinued operations comprised of cash-related severance and abandonment of underutilized space. The charges for the abandonment of underutilized space included offices in Chicago, New York, Virginia, Redwood City, San Francisco, San Diego and international offices in Tokyo and London. These offices were closed as a result of the reduction of employees at these locations and the Company’s decision to abandon the leases in this quarter.

                Approximately $11.6 million of the charge relates to one facility in Redwood City with a remaining lease term through June 2010. Lease abandonment costs for this facility were estimated to include the remaining lease liabilities through the term of the lease and brokerage fees offset by estimated sublease income. Estimates related to sublease costs and income are based on assumptions regarding the period required to locate sub-lessees and sublease rates which were derived from market trend information provided by commercial real estate brokers. These estimates will be reviewed on a periodic basis and to the extent hat these assumptions materially change due to changes in the market, the ultimate restructuring expense for the abandoned facility could be adjusted.

                Approximately $4.8 million of the above charges were paid in the quarter ended December 31, 2002. Cash-related severance will be paid over the next six months. The remaining lease obligations will be paid over the next seven years.

                The following table sets forth an analysis of the components of the fiscal 2003 first quarter restructuring charge and the payments made against the accrual through December 31, 2002 (in thousands):

	Severance Related	Underutilized Space	Total
Restructuring provision from continuing operations:
Severance related	$2,534	$—	$2,534
Underutilized Space:
Remaining lease obligations	—	19,723	19,723
Office closure and settlement costs	—	2,763	2,763
Estimated sublease income	—	(6,166)	(6,166)
Total continuing operations	2,534	16,320	18,854
Restructuring provision from discontinued operations:
Severance related	3,730	—	3,730
Total discontinued operations	3,730	—	3,730
Total	6,264	16,320	22,584
Cash paid	(4,514)	(290)	(4,804)
Accrual balance at December 31, 2002	$1,750	$16,030	$17,780

Fiscal 2002 Fourth Quarter Restructuring

                In July 2002, we announced plans to focus our business on Web search and search software markets. As a result, we significantly scaled back the content networking products group and related corporate infrastructure and eliminated 286 positions from continuing operations and 4 positions from discontinued operations and closed several sales offices around the world. As a result of this restructuring, we incurred a charge of $15.3 million from continuing operations and $0.1 million from discontinued operations, made up of $11.9 million of severance and related expenses and $3.5 million in costs associated primarily with the consolidation of sales offices in North America and Europe. Approximately $2.9 million of the charge was paid in the quarter ended December 31, 2002 and the remainder will be paid over the next nine months.

                The following table sets forth an analysis of the components of the fiscal 2002 fourth quarter restructuring charge and the payments made against the accrual through December 31, 2002 (in thousands):

	Severance Related	Underutilized Space	Total
Restructuring provision from continuing operations:
Severance related	$11,805	$—	$11,805
Committed excess facilities	—	3,535	3,535
Total continuing operations	11,805	3,535	15,340
Restructuring provision from discontinued operations:
Severance related	69	—	69
Total discontinued operations	69	—	69
Total	11,874	3,535	15,409
Cash paid	(10,080)	(1,133)	(11,213)
Accrual balance at December 31, 2002	$1,794	$2,402	$4,196

Fiscal 2002 Third Quarter Restructuring

                In April 2002, we completed a restructuring and a workforce reduction of approximately 43 employees from continuing operations and 7 employees from discontinued operations to reduce our operating expenses. All of our functional areas were affected by the reduction. As a result of this workforce reduction, we incurred a charge of $2.0 million from continuing operations and $0.3 million from discontinued operations. We recorded a reduction to the fiscal 2002 third quarter restructuring provision of $0.3 million in the fourth quarter of fiscal 2002, as actual costs for severance and benefits were lower than originally anticipated. Approximately $78,000 of the charge was paid in the quarter ended December 31, 2002 and the remainder will be paid over the next twelve months.

                The following table sets forth an analysis of the components of the fiscal 2002 third quarter restructuring charge and the payments made against the accrual through December 31, 2002 (in thousands):

	Severance Related	Underutilized Space	Total
Restructuring provision from continuing operations:
Severance related	$1,692	$—	$1,692
Committed excess facilities	—	268	268
Total continuing operations	1,692	268	1,960
Restructuring provision from discontinued operations:
Severance related	260	—	260
Total discontinued operations	260	—	260
Total	1,952	268	2,220
Cash paid	(1,638)	(100)	(1,738)
Release of excess accrual	(273)	—	(273)
Accrual balance at December 31, 2002	$41	$168	$209

Fiscal 2001 Fourth Quarter Restructuring

                In the quarter ended September 30, 2001, we instituted a restructuring and a workforce reduction of approximately 33 employees to reduce our operating expenses. The reduction in workforce primarily affected our employees working on wireless related products, which is part of our content networking products group. As a result of this restructuring, we incurred a charge of approximately $6.5 million from continuing operations and $40,000 from discontinued operations in the quarter ended September 30, 2001.

We recorded a reduction to the fiscal 2001 fourth quarter restructuring provision of $0.2 million in the fourth quarter of fiscal 2002, as actual costs for under utilized space were lower than originally anticipated. This charge included costs associated with underutilized space and office consolidations related primarily to approximately eight sales offices in North America and the United Kingdom. Approximately $32,000 of the charge was paid in the quarter ended December 31, 2002 and the remainder will be paid over the next 24 months.

                The following table sets forth an analysis of the components of the fiscal 2001 fourth quarter restructuring charge and the payments made against the accrual through December 31, 2002 (in thousands):

	Severance Related	Underutilized Space	Total
Restructuring provision from continuing operations:
Severance related	$2,161	$—	$2,161
Committed excess facilities	—	4,375	4,375
Total continuing operations	2,161	4,375	6,536
Restructuring provision from discontinued operations:
Severance related	40	—	40
Total discontinued operations	40	—	40
Total	2,201	4,375	6,576
Cash paid	(2,201)	(3,096)	(5,297)
Release of excess accrual	—	(200)	(200)
Accrual balance at December 31, 2002	$—	$1,079	$1,079

Note 4. Impairment of Fixed Assets and Loss on Asset Sale

                During the quarter ended December 31, 2002, we incurred $1.9 million of asset impairment charges as a result of our restructurings (see Note 3). The downsizing in our field offices resulted in the abandonment of fixed assets. The $1.9 million write-down represents $0.1 million of computer equipment, $0.3 million of abandoned assets, primarily computer equipment and furniture and fixtures, and leasehold improvements from our Tokyo office, $0.8 million of abandoned assets, primarily computer equipment and furniture and fixtures, and leasehold improvements from our London office and $0.7 million of abandoned furniture and fixtures and leasehold improvements from various offices in the U.S.

                In August 2000, we entered into an operating lease agreement for the land and facilities of our corporate headquarters, known as Bayside, in Foster City, California. This operating lease was commonly referred to as a synthetic lease because it represents a form of off-balance sheet financing under which an unrelated third-party funds 100% of the costs of the acquisition of the property and leases the asset to Inktomi as lessee. Under the lease terms, we were required to pay lease payments for five years to the lessor. The payments were calculated based on a floating interest rate applied against a $114 million principal value.

                In August 2002, through the execution of a Termination and Release Agreement, we exercised the purchase option under our operating lease arrangement for the Bayside corporate headquarters. Title for such facilities was transferred to Inktomi on such date. We paid $114.0 million to Deutsche Bank and its affiliates, the holders of the synthetic lease, for the purchase of the Bayside corporate headquarters. At the purchase date we valued the Bayside corporate headquarters at $44.8 million based on established valuation techniques.

                On December 20, 2002, we completed the sale of our Bayside corporate headquarters for $41.6 million which resulted in a loss of $3.4 million. We also entered into a five-year lease with the facilities’ new owner for the portion of the property that we occupy for an aggregate lease commitment of $9.8 million net of costs.

Note 5. Calculation of Net Loss per Share

                Shares of Common Stock used in computing basic and diluted net loss per share (“EPS”) are based on the weighted average shares of Common Stock outstanding in each period. Basic net loss per share is calculated by dividing net loss by the average number of outstanding shares of Common Stock during the period. Diluted net loss per share is calculated by adjusting the average number of outstanding shares of Common Stock assuming conversion of all potentially dilutive stock options and warrants under the treasury stock method. Excluded from the computation of diluted earnings per share for the quarter ended December 31, 2002 and December 31, 2001 are options to acquire 4.7 million and 26.5 million shares of Common Stock, respectively as their effects would be anti-dilutive.

Note 6. Commitment and Contingencies

                On August 2, 2001, an amended complaint was filed by Network Caching Technology, L.L.C. in the United States District Court for the Northern District of California against Inktomi as well as other providers of caching technologies including Novell, Inc., Akamai Technologies, Inc., Volera, Inc., and Cacheflow, Inc. Plaintiff alleges that certain products marketed by Inktomi and the other defendants violate one or more patents owned by plaintiff. The complaint seeks compensatory and other damages and injunctive relief. We were served the complaint on August 7, 2001. We subsequently filed a response denying the allegations and asserting a number of defenses. At this time it is too early to estimate any potential losses from this action and whether this action may have a material impact on the results of operations. We are vigorously defending against this action.

                In October 2002, a complaint was served by Teknowledge Corporation in the United States District Court for Delaware against Inktomi, Akamai Technologies, Inc. and Cable & Wireless Services, Inc. The plaintiff alleges that Inktomi products, including Traffic Server, infringe a patent owned by the plaintiff. The complaint seeks compensatory and other damages and injunctive relief. In November 2002, the Judge assigned to the case in Delaware transferred jurisdiction of the case to the Northern District of California. Inktomi intends to vigorously defend the allegations made by the plaintiff.

                From time to time, we are also involved in other legal actions arising in the ordinary course of business. We have incurred certain amounts associated with defending these matters. There can be no assurance the Network Caching, Teknowledge or other third party assertions will be resolved without costly litigation, in a manner that is not adverse to our financial position, results of operations or cash flows or without requiring royalty payments in the future which may adversely impact gross margins. No estimate can be made of the possible loss or possible range of loss associated with the resolution of these contingencies. As a result, no losses have been accrued in our financial statements as of December 31, 2002.

Litigation Related to the Yahoo! Merger

                Persons alleging to be shareholders of Inktomi have filed three lawsuits relating to our pending merger with a wholly-owned subsidiary of Yahoo!. On January 22, 2003, an alleged holder of Inktomi common stock filed a purported derivative and class action lawsuit captioned Tuttle v. Myers, et al. , Case No. CIV 428695, in California Superior Court for the County of San Mateo. The complaint names as defendants each of our five directors and names Inktomi as a nominal defendant. The complaint alleges that, in pursuing the transaction with Yahoo! and approving the merger agreement, the directors breached their fiduciary duties to the holders of Inktomi common stock and Inktomi by, among other things, engaging in self-dealing, abusing control of the company, failing to obtain the highest price reasonably available for Inktomi and its shareholders, committing waste of corporate assets and failing to properly value Inktomi. The complaint further alleges that the merger agreement resulted from a flawed process and that the directors tailored the terms of the merger to meet the needs of two directors. The complaint also alleges that Inktomi directly breached and/or aided and abetted the directors’ alleged breaches of fiduciary duties. The complaint seeks, among other things, certification of the litigation as a class action, a declaration that the merger agreement was entered into in breach of the directors’ fiduciary duties, a preliminary and permanent injunction enjoining Inktomi, the directors and others from consummating the merger, a direction requiring that the directors exercise their fiduciary duties to obtain a transaction which is in the best interests of the Inktomi shareholders, rescission of the merger or any of the terms thereof to the extent implemented, an award of costs, including attorneys’ and experts’ fees, and other unspecified relief.

                On January 24, 2003, an alleged holder of Inktomi common stock filed a purported class action lawsuit captioned Malachinski v. Peterschmidt, et al. , Case No. CIV 428824, in the California Superior Court for the County of San Mateo. On January 29, 2003 an alleged holder of Inktomi common stock filed a purported class action lawsuit captioned Zakary v. Peterschmidt, et al. , Case No. CIV 428898, in the same Superior Court. The complaint in the Zakary action is substantially identical to the complaint in the Malachinski action. Both complaints name as defendants three of our five current directors, two of our former directors and Inktomi.

                The complaints in the Malachinski and Zakary actions allege that our directors breached their fiduciary duties in connection with the proposed acquisition by Yahoo! by, among other things, approving a transaction in which they allegedly stand to receive financial benefits not shared by the other Inktomi shareholders, retaining a financial advisor (Thomas Weisel Partners) that has business ties to Yahoo!, failing to obtain the best offer possible for Inktomi’s shareholders, agreeing to the termination fee provisions of the merger agreement, failing to adequately value Inktomi, and failing to make complete and adequate disclosure of alleged material facts regarding the transaction and the events that preceded the execution of the merger agreement. The plaintiffs seek, among other things, certification of their respective actions as class actions, a declaration that the directors have breached their fiduciary duties, an order requiring the defendants to indemnify the shareholders for the alleged breaches of fiduciary duty, an injunction enjoining the merger or rescinding it, if consummated, an order requiring defendants to make additional disclosures, an award of compensatory and/or rescissory damages, an award of interest, attorneys’ fees, expert fees and other costs, and other unspecified relief.

                On January 29, 2003, the plaintiff in the Malachinski action filed a motion for expedited discovery and an order temporarily enjoining the merger. On January 30, 2003, the Malachinski action was removed from the Superior Court to the United States District Court for the Northern District of California. On January 31, 2003, the Zakary action was removed from the Superior Court to the same District Court. We filed motions to dismiss the Malachinski and Zakary actions on February 5, 2003 and February 6, 2003, respectively.

                Based on its review of the three complaints, Inktomi believes that the allegations in the Tuttle, Malachinski and Zakary actions are without merit and intends, along with the directors, to defend the actions vigorously. In the event that holders of a majority of the outstanding shares of Inktomi common stock vote in favor of adoption of the merger agreement, in addition to any other defenses Inktomi and the directors may assert, Inktomi and the directors intend to rely upon the approval of the proposal to adopt the merger agreement in defense of the claims asserted in the actions. Specifically, Inktomi and the directors intend to argue that the approval of the proposal to adopt the merger agreement by holders of a majority of the shares of our common stock constitutes a ratification or acceptance of the conduct that is the subject of plaintiffs’ complaints. Inktomi and the directors further intend to argue that such ratification or approval constitutes a complete defense to the claims asserted in the complaints or otherwise operates to protect them from liability or increase the plaintiffs’ burdens of pleading and proof in the actions.

                At December 31, 2002, our notes payable of $2.4 million consisted of an equipment loan collateralized by the underlying equipment. We have a line of credit based on the current accounts receivable balances. At December 31, 2002, we had not drawn any amounts against this line of credit. Our bank loans are subject to specific financial covenants that are reported to the bank monthly. The covenants (i) require minimum unrestricted cash, cash equivalents and short term investments of $27.5 million, (ii) provide that we cannot incur GAAP loss of more than $10.3 million, $7.6 million, $4.7 million, $1.3 million for the quarters ended December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 respectively, (iii) require that we maintain all US bank deposits at the bank, and (iv) require that we maintain at least $25.0 million of tangible net worth.

                Any one or more of the following events would constitute a default under the bank facility: payment default, covenant default, the occurrence of a material adverse change, default under certain other agreements, subordinated debt and judgments, misrepresentations regarding information we have disclosed to the bank, and insolvency. Upon the occurrence of a default the bank may declare all obligations due and payable immediately, settle or adjust disputes and claims directly with account debtors for amounts that the bank considers advisable, make such payments as necessary to protect its security interest in the collateral, apply company balances held by the bank to the obligations, and sell the collateral.

                We violated the minimum cash balance covenants for the months ending October and November 2002. The bank waived the covenant violations in December 2002. In December 2002, the bank waived the GAAP loss covenant for the quarter ended December 31, 2002. We violated the tangible net worth covenant for December 2002 and January 2003 and received a waiver from the bank. The bank also prospectively waived the tangible net worth covenant for February 2003.

                We have entered into non-cancelable operating leases for office space and equipment with original terms ranging from six months to 10 years. The future minimum lease payments under non-cancelable operating leases, and the future lease and sublease income under non-cancelable lease and sublease agreements at December 31, 2002 are as follows (in thousands):

	Operating Leases	Lease & Sublease Income
Nine months ending September 30, 2003	$6,131	$965
Year ending September 30, 2004	5,749	114
Year ending September 30, 2005	4,821	—
Year ending September 30, 2006	3,892	—
Year ending September 30, 2007	3,939	—
Thereafter	6,281	—
Total minimum lease payments	$30,813	$1,079

                Our corporate headquarters consist of approximately 130,000 square feet of office space in Foster City, California. In December 2002, we sold the property and leased back the portion we now occupy. The lease is for a period of five years renewable at our election for three successive five year periods. The lease may also be terminated at our election after two years in exchange for a fee. Aggregate payments to be made under the lease are approximately $9.8 million, net of costs, over the lease term ending December 19, 2007.

                At September 30, 2002, we had a note resulting from the lease termination agreement with the landlords of our Parkside facilities. From the note inception to January 21, 2003, we applied an imputed annual interest rate of 6%. The loan was payable $5.0 million on or before October 1, 2002 and the remainder earlier of (i) January 21, 2003 or (ii) the date of the sale of the Bayside facility. On October 1, 2002, we paid the initial amount due of $5.0 million and on December 20, 2002, we paid the remaining $16.5 million upon the close of the Bayside facility. This loan was collateralized by our Bayside corporate headquarters facility.

Note 7. Related Party Transactions

                In December 2001, our Board of Directors approved a $5 million revolving line of credit to our Chief Executive Officer. As of December 31, 2002, total loans outstanding and total accrued interest to our Chief Executive Officer were approximately $4.9 million and $234,000, respectively. During the quarter ended December 31, 2002, interest of $74,000 was accrued. These loans are unsecured and are represented by full recourse promissory notes accruing interest at the rate of 6% per annum. Each loan, plus any accrued unpaid interest, will become due the earlier of either two years from the grant date of the individual loan or the date that our Chief Executive Officer leaves the Company. All after tax proceeds of compensatory bonuses and 50% of after tax proceeds from sales of Company stock must be used to pay down the loans outstanding. The first loans will become due in December 2003.

                In January 2001, we provided a relocation loan to a management employee totaling $900,000. This notes bears interest at 5.61% per annum and is collateralized by a deed of trust in the employee’s residence. The loan is due December 2003. The employee left the Company in August 2001. During the quarter ended September 30, 2002, the Company accrued a valuation allowance of $200,000 against the loan based on an estimate of the current value of the collateral.

                We held investments in equity securities in certain customers at December 31, 2002. These customers comprised $40,000 and $0.8 million of revenue during the quarters ended December 31, 2002 and 2001 respectively. These customers did not have any accounts receivable balances as of December 31, 2002.

Note 8. Comprehensive Net Loss

                Comprehensive loss includes foreign currency translation gains and losses and unrealized gains and losses on debt and equity securities that have been excluded from net loss and reflected instead in stockholders’ equity. The components of comprehensive loss are as follows (in thousands):

	For the Three Months Ended December 31,
	2002	2001
Net loss	$(16,952)	$(29,441)
Unrealized gain on available-for-sale securities, net of reclassification adjustment included in net loss	189	61
Foreign currency translation gain	152	1,037
Comprehensive net loss	$(16,611)	$(28,343)

Note 9. Stock Option Exchange Program

                In February 2001, the Inktomi Board of Directors approved a stock option exchange program. Under this program, all employees (including executive officers and outside directors) were given the opportunity to cancel one or more stock options previously granted to them in exchange for one or more new stock options to be granted at least six months and one day from the date the old options are cancelled, provided the individual is still employed or providing service on such date. The participation deadline for the program was February 28, 2001. The number of shares subject to the new options were equal to the number of shares subject to the old options, and the exercise price of the new options was the fair market value of Inktomi Common Stock on the date they were granted. The new options have the same vesting schedule as the old options and are immediately exercisable as to vested shares when granted (however, new options granted to executive officers and outside directors lost three months of vesting and were subject to a trading blackout of three months following the grant). The exchange resulted in the voluntary cancellation of options to purchase approximately 12.8 million shares of Common Stock with exercise prices ranging from $12.25 to $211.00 per share. Approximately 10.6 million replacement options were granted on August 29, 2001, of which 4.1 million shares are outstanding as of December 31, 2002, at an exercise price of $4.21 per share of Common Stock. Accordingly, the 10.6 million replacement options that were granted outside the six month period following the implementation of the option exchange program, were subject to fixed plan accounting.

                Stock options granted during the six month period prior to implementation of the option exchange program that were not cancelled as part of the program are subject to variable plan accounting beginning in the fiscal quarter ended March 31, 2001. During the six months prior to implementation of the program, Inktomi granted approximately 2.8 million options, of which 0.6 million are outstanding as of December

31, 2002, at an average price of $17.90 per option, that are subject to variable plan accounting. Also subject to variable plan accounting are 1.4 million options, of which 0.4 million shares are outstanding as of December 31, 2002, at an average price of $7.18 per option, that were granted to participants of the program during the six months following implementation of the program. These options are subject to variable plan accounting. Under variable plan accounting, we are required to record a non-cash compensation charge for the options until the options are exercised, forfeited or cancelled without replacement. The compensation charge will be based on any excess of the closing stock price at the end of the reporting period or date of exercise, forfeiture or cancellation without replacement, if earlier, over the fair market value of our Common Stock on the option’s issuance date. The resulting compensation charge to earnings will be recorded as the underlying options vest. Depending upon movements in the market value of our Common Stock, this accounting treatment may result in significant compensation charges in future periods. As of December 31, 2002, we have recorded no compensation charges related to this program.

Note 10. Recent Accounting Pronouncements

                In July 2001, the Financial Accounting Standards Board (“FASB’’) issued SFAS 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. The impairment review required under SFAS 142 will involve a two-step process as follows:

•

Step 1 — we will compare the fair value of our reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit’s fair value, we will move on to step 2. If a unit’s fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

•

Step 2 — we will perform an allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This will derive an implied fair value for the reporting unit’s goodwill. We will then compare the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

                We adopted SFAS 142 as of October 1, 2002. Upon implementation we allocated the goodwill associated with the Quiver acquisition to a reporting unit consisting of the Enterprise Search division. We further concluded that since the fair value of the Enterprise Search division exceeded the carrying value, including the Goodwill from the Quiver acquisition there was no further need for an impairment assessment. As of December 31, 2002 no goodwill remains on the balance sheet.

                The following table presents the quarters ended December 31, 2002 and 2001 results of operations reformatted to exclude goodwill amortization. These adjusted results are presented as required by SFAS 142 to allow a comparison between actual results and the adjusted results. The first table includes income from continuing operations and earnings per share from continuing operations. The second table presents the same data for the total company including both continuing operations and discontinued operations:

Continued Operations Only	For the Three Months Ended December 31,
	2002	2001
Net loss from continuing operations:
Reported net loss from continuing operations	$(24,439)	$(13,863)
Add: Goodwill amortization	—	539
Adjusted net loss from continuing operations	$(24,439)	$(13,324)
Basic and diluted net loss per share from continuing operations:
Reported net loss from continuing operations	$(0.15)	$(0.10)
Add: Goodwill amortization	—	—
Adjusted net loss from continuing operations	$(0.15)	$(0.10)
Weighted average shares outstanding used in per share calculation	162,284	136,660

Continued and Discontinued Operations	For the Three Months Ended December 31,
	2002	2001
Net loss:
Reported net loss	$(16,952)	$(29,441)
Add: Goodwill amortization	—	16,709
Adjusted net loss	$(16,952)	$(12,732)
Basic and diluted net loss per share from continuing operations:
Reported net loss	$(0.10)	$(0.21)
Add: Goodwill amortization	—	0.12
Adjusted net loss	$(0.10)	$(0.09)
Weighted average shares outstanding used in per share calculation	162,284	136,660

                In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets. The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-lived Assets to be Disposed of, and to develop a single accounting model, based on the framework established by SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. Although SFAS 144 supercedes SFAS 121, it retains some fundamental provisions of SFAS 121. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We implemented SFAS 144 during the quarter ended December 31, 2002. In accordance with the provisions of SFAS 144 we accounted for the sale of our Enterprise Search division as discontinued operations presenting the effect of the enterprise search division separately in the statements of operations and cash flow (see Note 2). Other than this, the implementation of SFAS 144 did not have a material effect on our financial statement.

                In June 2002, the FASB issued SFAS 146, Accounting for Exit or Disposal Activities. SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under Emerging Issues Task Force (“EITF’’) No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS 146. We will adopt FSAS 146 for exit or disposal activities that are initiated after December 31, 2002. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.

                In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45’’), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 were adopted by the Company in the three months period ended December 31, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor’s year-end. We are currently assessing what the impact of the guidance would be on our financial statements.

                In November 2002, the EITF reached a consensus on issue No. 00-21 Accounting for Revenue Arrangements with Multiple Deliverables (“EITF 00-21’’) on a model to be used to determine when a revenue arrangement with multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. The EITF also reached a consensus that this guidance should be effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, which for the company would result in an adoption in the quarter ending September 30, 2003. We are currently assessing what the impact of the guidance would be on our financial statements.

                In December 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for fiscal years ended after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. The company will implement the interim disclosure provisions of SFAS 148 in the three months ending March 31, 2003. Except for the disclosure of the pro forma effect using the fair value method on an interim basis the company believes that the adoption of this standard will have no material impact on its financial statements.

Note 11. Segment and Geographic Information

                Effective September 30, 1999, we adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision-maker is our Chief Executive Officer. Our reportable segments are organized primarily by technology. Each of these segments is managed separately because they offer and distribute distinct technologies and services with different methods of delivery and customer bases.

                We have two reportable operating segments: Software Products and Portal Services. Software Products revenues are composed of license, consulting, support and upgrade fees in connection with the Traffic Server network cache platform and its associated product family, Content Delivery Suite software solutions, Media Products, Traffic Core, Traffic Edge, Traffic Controller and Inktomi Media Publisher. Portal Services revenues are composed of revenues generated through our Web search services.

                As described in note 2 on December 17, 2002 we completed the sale of our Enterprise Search division. The results of operations from the Enterprise search division have been reclassified as discontinued operations for the quarters ended December 31, 2002 and December 31, 2001. Enterprise search used to be part of our Software products segment. As a result of the discontinuance, the results of our Enterprise search division have been reclassified out of the result of our Software Products segment.

                We evaluate performance and allocate resources to our operating segments based on a variety of factors, including revenues, operating profit, market potential, customer commitments and strategic direction.

                Amortization of intangibles and other assets, impairment of intangibles and other assets, impairment of fixed assets, restructuring, and amortization of deferred compensation expense are not included in management’s evaluation of performance by the operating divisions, as they are primarily organizational in nature. The accounting policies of the reportable segments are the same as those described in Note 1.

                Operating results about segments (in thousands):

	For the Three Months Ended December 31, 2002
	Portal Services	Software Products	Restructuring Charges	Impairment of Fixed Assets and Loss on Asset Sale	Amort. of Deferred Compensation	Total
Revenues	$9,975	$3,880	$—	$—	$—	$13,855
Operating income (loss)	$(565)	$(912)	$(18,854)	$(5,358)	$(136)	$(25,825)

	For the Three Months Ended December 31, 2001
	Portal Services	Software Products	Amort. & Impairment of Intangibles & Other Assets	Restructuring Charges	Impairment of Fixed Assets and Loss on Asset Sale	Amort. of Deferred Compensation	Total
Revenues	$10,628	$22,422	$—	$—	$—	$—	$33,050
Operating income (loss)	$2,231	$(11,063)	$(2,289)	$(2,638)	$(1,300)	$(1,978)	$(17,037)

                Total assets by segments at December 31, 2002 (in thousands):

	Portal Services	Software Products	Corporate	Total
Total assets	17,222	811	73,774	91,807

                Total assets by segments at September 30, 2002 (in thousands):

	Portal Services	Software Products	Corporate	Total
Total assets	18,867	17,633	108,716	145,216

                At December 31, 2002, approximately 13% of our tangible long-term assets were located outside the United States.

                The following table sets forth revenue information for geographic areas (in thousands):

	For the Three Months Ended December 31,
	2002	2001
United States	$10,105	$28,121
Europe	1,685	1,809
Asia	2,065	3,120
Total Revenue Total	$13,855	$33,050

Note 12. Subsequent Events

                On March 5, 2003, 3Com Corporation filed a lawsuit alleging breach of contract against us and certain unnamed defendants in the Superior Court of California, County of Santa Clara. We do not believe, based on current knowledge, that this claim is likely to have a material adverse effect on our financial position, results of operations or cash flows.

                On March 19, 2003, Yahoo! Inc. completed the acquisition of Inktomi.